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                                  Exhibit 23(b)

                   Consents of Independent Public Accountants

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[Coopers & Lybrand LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-2 of our report dated January 18, 1995, except for Note 19, as to which the date is May 24, 1995 which includes an explanatory paragraph regarding the Company's change in its methods of accounting for investments and income taxes, on our audits of the financial statements of Progress Financial Corporation as of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 20, 1995

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CONSENT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
Progress Financial Corporation:


We consent to incorporation by reference in the registration statement on Form S-2 of Progress Financial Corporation of our report dated January 22, 1993, except for matters referred to below, which are as of February 16, 1993, on the consolidated financial statements of Progress Financial Corporation and to the reference of our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that i) at December 31, 1992, Progress Federal Savings Bank (the Bank), the principal wholly-owned subsidiary of the Company, failed to meet the minimum capital thresholds under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") to be considered "adequately capitalized" and is categorized as "significantly undercapitalized," ii) the Bank filed a capital plan for attaining the required levels of regulatory capital and that plan has been accepted by the OTS, but that on February 16, 1993 the Bank submitted an amendment to its plan and the Bank had not received notification as to acceptance or rejection of its amended capital plan, iii) because the Bank does not meet the minimum capital thresholds to be considered "adequately capitalized" it is subject to certain operating restrictions such as growth limitations, prohibition on dividend payments, increased supervisory monitoring by its primary regulator, limitations on executive compensation, and restriction on deposit interest rates, iv) failure to increase its capital ratios in accordance with its capital plan or further declines in its capital ratios exposes the Bank to additional restrictions and regulatory actions, including regulatory take-over, v) there is substantial doubt about the Company's ability to continue as a going concern, and vi) the ability of the Company to continue as a going concern is dependent upon many factors including regulatory action and the ability of management to achieve its plan.




/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
December 20, 1995